December 3, 2009

The Board of Directors
China Precision Steel, Inc.
8/F Teda building
87 Wing Lok Street
Sheung Wan
Hong Kong

Dear Sirs,

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Amendment No. 4 to the Registration Statement on Form S-3 of China Precision Steel, Inc. (the “Company”) of our report dated September 26, 2009 on the consolidated financial statements and internal control over financial reporting of the Company as of June 30, 2009 and for the two years then ended, which appears in the Company’s Annual Report on Form 10-K for the year ended June 30, 2009.

In addition, we consent to the reference to us under the heading “Experts” in the Registration Statement.

Yours Faithfully,

/s/ Moore Stephens

Moore Stephens